Exhibit 99.1

[LOGO OF INSITEVISION]

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc.
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

INSITE VISION REPORTS SECOND QUARTER FINANCIAL RESULTS

Company receives USPTO notice of allowance for ISV-403 claims

ALAMEDA, Calif. (August 13, 2003) – InSite Vision Incorporated (AMEX: ISV) – an ophthalmic therapeutics, diagnostics and drug-delivery company – today reported financial results for the three and six months ended June 30, 2003. The Company also announced receipt of a notice of allowance from the U.S. Patent and Trademark Office (USPTO) related to its ISV-403 drug candidate for the treatment of ocular infections.

InSite Vision reported a net loss for the second quarter of 2003 of $1.8 million, or $0.08 per share, compared with a net loss for the second quarter of 2002 of $2.6 million, or $0.11 per share. For the six months ended June 30, 2003, the net loss was $4.2 million, or $0.17 per share, compared with a net loss of $5.6 million, or $0.22 per share, for the six months ended June 30, 2002.

Research and development (R&D) expenses for the second quarter of 2003 decreased to $1.2 million, compared with $1.6 million for the second quarter of 2002. R&D expenses for the six months ended June 30, 2003 declined to $2.7 million from $3.8 million for the six months ended June 30, 2002. The decrease was due primarily to a reduction in outside project expenses and other cost containment activities.

Selling, general and administrative (SG&A) expenses decreased to $593,000 from $992,000 for the second quarters of 2003 and 2002, respectively, and to $1.4 million from $1.9 million for the six months ended June 30, 2003 and 2002, respectively. The decrease in SG&A costs primarily reflects the reduction in selling expenses related to the OcuGene® glaucoma genetic test and other cost containment activities.

In an effort to reduce expenses the Company instituted several cost containment measures during 2003. In the second quarter of 2003 these measures included a one-month furlough of approximately 75% of the Company’s personnel and subsequent lay-off of approximately 40% of those employees. Additionally, voluntary salary reductions have been taken by the Company’s senior management and other general operating expenses have been reviewed and reduced. Although it is not possible to anticipate all potential effects the implementation of these expense control measures will have on InSite Vision or its development, the Company expects that among other things, these activities will delay the initiation of Phase 3 clinical trials on ISV-401 and will impact the Company’s ability to promote OcuGene. The extent and consequences of these delays will be dependent upon the timing of the receipt of additional financing and the amount of such financing, if any. There can be no assurance that the Company will be able to successfully implement these expense reduction plans or that it will be able to do so without significantly harming its business, financial condition or results of operations.

InSite Vision had no cash and cash equivalents at June 30, 2003, compared with cash and cash equivalents of $1.2 million at December 31, 2002. The cash balance at June 30, 2003 does not include $500,000 in secured loans received by the Company in July and August 2003. Absent further additional financing, the Company expects that its cash on hand, funding commitments and anticipated cash flow from operations will only be sufficient to fund its operations through approximately the beginning of September 2003.

InSite Vision is currently engaged in discussions with several institutional investors and potential collaborative partners to obtain sufficient interim funding prior to the end of August 2003 to enable the Company to continue operations for an additional 90 to 120 days. If the Company is able to secure such funding, it is hopeful that it will be able secure longer-term financing or collaborative arrangements prior to exhausting such interim funding. However, there can be no assurance that the Company will be able to obtain such interim funding on acceptable terms or at all, or, if it obtains such interim funding, that it will be able to obtain longer term financing or collaborative arrangements to enable it to continue its operations. If the Company is not able to obtain additional interim funding, it will be forced to cease operations.

InSite Vision received a notice of allowance from the USPTO on claims related to SS734 and similar fluoroquinolone antibiotics for use in the treatment of ocular infections. The Company’s ISV-403 drug candidate is SS734, a fourth-generation fluoroquinolone licensed by InSite Vision from Japan’s SSP, Co., Ltd., formulated with InSite’s proprietary delivery system DuraSite®. In April 2003 the Company initiated a Phase 1 clinical study with ISV-403. InSite Vision is developing ISV-403 under a licensing agreement granting certain marketing rights to Bausch & Lomb.

“While we are encouraged by our recent patent, regulatory and commercial progress, our primary focus continues to be on strengthening our balance sheet,” said S. Kumar Chandrasekaran, Ph.D., InSite Vision’s chief executive officer. “With our operating costs greatly reduced and the receipt of secured loans, we are better positioned to move forward with financing discussions. We are working with the investment firm J.P. Turner & Company and other financial sources to secure interim and longer-term financing, while simultaneously pursuing a corporate partnerships to develop and commercialize ISV-401 and other products in our portfolio.”

Commenting on the Company’s commercial operations, Dr. Chandrasekaran said, “Recently, we have announced several events regarding our OcuGene glaucoma genetic test that we anticipate will further define its role in glaucoma management.”

In particular, in June InSite Vision announced the publication of a peer-reviewed manuscript in the scientific journal Clinical Genetics linking the presence of a TIGR/MYOC gene variant, which is detected by the OcuGene test, with a more rapid progression of glaucoma. The manuscript was based on a study led by George L. Spaeth, M.D., Director, Glaucoma Services at the Wills Eye Hospital, one of the world’s leading centers for the diagnosis and treatment of glaucoma. In July, the Company announced that Dr. Spaeth had incorporated OcuGene into the Wills Eye Hospital’s glaucoma management program.

Conference Call

InSite Vision has scheduled an investor conference call beginning at 4:30 p.m. Eastern Time today to discuss second quarter and six month period ended June 30, 2003 financial results. To participate in the live call via telephone, please call (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available until midnight Eastern Time August 15, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation number 2073988.

The live conference call will also be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available on the investor relations section of the Company’s Web site following the completion of the call. InSite Vision will also file a copy of this press release with the Securities and Exchange Commission on a Form 8-K and a copy of this press release will be available via the Internet on the investor relations section of the Company’s Web site prior to the conference call.

InSite Vision is an ophthalmic products company focused on glaucoma, ocular infections and retinal diseases. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite drug-delivery technology, which also is incorporated into the ocular infection products ISV-401 and ISV-403, and InSite Vision’s retinal disease program. Additional information can be found at www.insitevision.com.

This press release and the telephone conference referenced herein may contain among other things certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties, including but not limited to: Insite Vision’s ability to complete an interim financing prior to the beginning of September 2003; its immediate need for significant additional funding to continue its operations; the effects of its expense control activities on its operations and product development, its ability to obtain regulatory approval and market acceptance of its products, including ISV-403, OcuGene, ISV-401 and ISV-205; its ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to ISV-403, ISV-401 and ISV-205; its reliance on third parties for the development, marketing and sale of its products; and the initiation and results of preclinical and clinical studies, its ability to adequately protect its intellectual property and; determinations by the U.S. Food and Drug Administration, including those with respect to ISV-403, OcuGene, ISV-401 and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2002 fiscal year and quarterly reports on Form 10-Q. Any projections in this release or in the telephone conference are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of this release or the date of the telephone conference. Actual events or results could differ materially and no reader of this release should assume later that the information provided today or in the live telephone conference is still valid.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2003 and 2002

(in thousands, except per share amounts; unaudited)

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002
Revenues, net	$1	$8	$5	$17
Cost of Goods	4	14	12	31
Operating expenses:
Research and development	1,230	1,714	2,669	3,795
Cost reimbursement	—	66	—	66

Research and development, net	1,230	1,648	2,669	3,729
Selling, general and administrative	593	992	1,426	1,888

Total	1,823	2,640	4,095	5,617

Loss from operations	(1,826)	(2,646)	(4,102)	(5,631)
Interest and other income, net	—	15	3	43

Net loss	(1,826)	(2,631)	(4,099)	(5,588)
Non-cash preferred dividends	60	—	101	—

Net loss applicable to common stockholders	$(1,886)	$(2,631)	$(4,200)	$(5,588)

Net loss per share applicable to common stockholders, basic and diluted	$(0.08)	(0.11)	(0.17)	(0.22)

Shares used to calculate net loss per per share, basic and diluted	25,137	24,941	25,135	24,936

Condensed Consolidated Balance Sheets

At June 30, 2003 and December 31, 2002

(in thousands; unaudited)

	June 30, 2003	December 31, 2002

Assets:
Cash and cash equivalents	$—	$1,179
Prepaid expenses and other assets	99	143
Property and equipment, net	417	544

Total assets	$516	$1,866

Liabilities and stockholders’ equity:
Current liabilities	$1,653	$969
Long-term liabilities	6	10
Preferred stock	1,665	—
Stockholders’ equity	(2,808)	887

Total liabilities and stockholders’ equity	$516	$1,866

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